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                                                                    EXHIBIT 99.4

                           RAVISENT TECHNOLOGIES INC.
                           OPTION ASSUMPTION AGREEMENT

                         Effective Date: [Closing Date]

Dear ((Employee)):

As you know, RAVISENT Technologies Inc. ("RAVISENT") acquired eMation, Ltd. ("eMation") on [Closing Date] (the "Closing Date") (the "Acquisition"). In the Acquisition, each Ordinary Share of eMation was exchanged for [Exchange Ratio] of a share of RAVISENT common stock (the "Exchange Ratio").

On the Closing Date you held one or more outstanding options to purchase Ordinary Shares of eMation granted to you under the eMation 2001 Share Incentive Plan (the "Plan") and documented with an Option Agreement(s) and/or Notice(s) of Grant of Option (collectively, the "Option Agreement") issued to you under the Plan (the "eMation Options"). In accordance with the Acquisition, on the Closing Date, RAVISENT assumed all obligations of eMation under the eMation Options. This means that your eMation Options are now options to purchase shares of Common Stock of RAVISENT adjusted as described below. This Agreement evidences the assumption of the eMation Options, including the necessary adjustments to the eMation Options required by the Acquisition.

Your eMation Options immediately before and after the Acquisition are as follows:

-------------------------------------------------------------------------------------------
                 EMATION OPTIONS                           RAVISENT ASSUMED OPTIONS
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
 # Ordinary Shares of   eMation Exercise Price     # of Shares of      RAVISENT Exercise
       eMation                Per Share               RAVISENT               Price
                                                    Common Stock           Per Share
-------------------------------------------------------------------------------------------
                                                  ((RVST Options))
-------------------------------------------------------------------------------------------

The adjustments made to the number of shares you can purchase by exercising your assumed eMation Options and the exercise price of your assumed eMation Options (as reflected in the table above) are based on the Exchange Ratio. Although the numbers after the Acquisition are different, the total spread of each assumed eMation Option (that is, the difference between the aggregate fair market value of your options and their aggregate exercise price) does not exceed the total spread that existed immediately before the Acquisition. In addition, on a per share basis, the ratio of exercise price to fair market value that existed immediately before the Acquisition is the same as the ratio after the Acquisition.

Because RAVISENT has assumed all eMation Options, the Plan and your Option Agreement must now be read to refer to RAVISENT instead of to eMation. As such, any references in the Plan and the Option Agreement (i) to the "Company" means RAVISENT, (ii) to "Shares" or "Ordinary Shares" means shares of RAVISENT common stock ("RAVISENT Stock"), (iii) to the "Board of Directors" or the "Board" means the Board of Directors of RAVISENT and (iv) to the "Committee" means the Compensation Committee of the RAVISENT Board of Directors. All references in the Option Agreement and the Plan relating to your status as an employee of eMation will now refer to your status as an employee of RAVISENT or any present or future RAVISENT subsidiary. To the extent the Option Agreement allowed you to deliver Ordinary Shares of eMation as payment for the

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exercise price, shares of RAVISENT Stock may be delivered in payment of the adjusted exercise price, and the period for which such shares were held as Ordinary Shares of eMation prior to the Acquisition will be taken into account.

The grant date, vesting commencement date, vesting schedule and the expiration date of your assumed eMation Options remain the same as set forth in your Option Agreement, but the number of shares subject to each vesting installment has been adjusted to reflect the Exchange Ratio. All other provisions which govern either the exercise or the termination of the assumed eMation Options remain the same as set forth in your Option Agreement, and the provisions of the Option Agreement (except as expressly modified by this Agreement and the Acquisition) will govern and control your rights under this Agreement to purchase shares of RAVISENT Stock. However, to the extent an item is not explicitly provided for in your option documents, RAVISENT policies will apply. Upon your termination of employment with RAVISENT (or any RAVISENT subsidiary), you will have the limited time period specified in your Option Agreement to exercise your assumed eMation Options to the extent vested and outstanding at the time, generally a three
(3)-month period, after which time your eMation Options will expire and will NOT be exercisable for RAVISENT Stock.

To exercise your assumed eMation Option, you must deliver to RAVISENT (i) a written notice of exercise for the number of shares of RAVISENT Stock you want to purchase, (ii) the adjusted exercise price, and (iii) all applicable taxes. The exercise notice and payment should be delivered to RAVISENT at the following address:

                           RAVISENT Technologies Inc.
                           257 Great Valley Parkway
                           Malvern, PA 19355 USA
                           Attention: Ned Barlas
                           (610) 251-9999

Nothing in this Agreement or your Option Agreement interferes in any way with your rights and RAVISENT's rights to terminate your employment at any time. Any future options, if any, you may receive from RAVISENT will be governed by the terms of the RAVISENT stock option plan, and such terms may be different from the terms of your assumed eMation Options, including, but not limited to, the time period in which you have to exercise vested options after your termination of employment.

Please sign and date this Agreement and return it promptly to the address listed above. Until your fully executed agreement is received by RAVISENT's Stock Administration Department your RAVISENT account will not be activated. If you have any questions regarding this Agreement or your assumed eMation Options, please contact Ned Barlas at 610 251 9999.

                                          RAVISENT TECHNOLOGIES INC.

                                          By:_____________________________

                                          Name:___________________________

                                          Position:_______________________

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                                 ACKNOWLEDGMENT

     The undersigned acknowledges receipt of the foregoing Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Target Options hereby assumed by RAVISENT are as set forth in the Option Agreement, the Plan, and such Option Assumption Agreement.

DATED: _____________, 2001              _____________________________________
                                        ((Employee)),
                                        OPTIONEE SIGNATURE